Exhibit 99.1


                MID PENN BANCORP, INC. APPOINTS TWO NEW DIRECTORS

         (Millersburg, PA) -- Eugene F. Shaffer, Chairman of Mid Penn Bancorp, Inc. (AMEX: MBP) and Mid Penn Bank, announced the appointment of Robert
C. Grubic and William A. Specht, III to the Board of Directors of the Bank and its holding company effective January 1, 2006. Grubic currently also serves on the Capital Region Advisory Board for Mid Penn Bank.

         Since 1989, Robert C. Grubic has served as President of Herbert, Rowland & Grubic, Inc., (HRG), located on Union Deposit Road, Harrisburg, PA. He manages all activities for the firm, including engineering, organizational and financial administration. HRG operates eight regional offices across Pennsylvania and employs approximately 250 people. Grubic serves as a member of the Board of Directors of the Harrisburg Regional Chamber of Commerce and Central Penn College. Grubic is also a member of the Pennsylvania State Registration Board for Professional Engineers, Land Surveyors and Geologists, as well as other community service organizations. Grubic resides in Lower Paxton Township, Dauphin County.

         William A. Specht, III is president of Ark Safety and Seal Glove Manufacturing, Inc., both located in Millersburg, PA. These companies provide businesses, municipalities and industries throughout the country with safety products that meet OSHA requirements and provide safety equipment for Homeland Security. Specht is currently a director of the Millersburg Area School Board, a board member of MANTEC Inc., Assistant Emergency Management Coordinator for Millersburg Borough and Upper Paxton Township. Specht is also a member of the Millersburg Fire Department, where he was awarded an honorary lifetime membership for years of service and commitment. Specht is a lifelong resident of Millersburg, where he resides with his wife Lisa and three daughters, Ashley, Morgan and Kayla.

         Mid Penn Bank has been an independently owned community bank since 1868 and continues to operate from its original location at 349 Union Street, Millersburg, Dauphin County. The Bank presently has twelve banking offices in Dauphin, Cumberland, Northumberland and Schuylkill Counties, providing local service, decision-making and support for the communities served. Assets totaled approximately $438 million at December 31, 2005.